EXHIBIT 10.1
Ixia
2006 Employee Bonus Plan
The 2006 Employee Bonus Plan (“2006 Bonus Plan”) is designed to motivate employees of Ixia (“Ixia” or the “Company”) and any subsidiaries and to reward them for their continuing contributions to the Company’s business if Ixia achieves certain financial results in 2006 and based on their individual contributions to the Company during 2006. The Company believes that the achievement of these results is essential for the Company’s success and for the continued growth in shareholder value.
A.	Eligible Employees:
For purposes of the 2006 Bonus Plan, “Eligible Employees” are all full-time and part-time employees of Ixia, and any subsidiaries, except those categories of employees listed below:
1.	Commissioned employees;

2.	Employees who are expressly covered by any other Ixia 2006 bonus plans (e.g., employees of the Company’s Romanian and Indian subsidiaries); and

3.	Casual, co-op or temporary employees
In order to earn and be eligible to receive a bonus pursuant to Part B of this 2006 Bonus Plan (an “Annual Bonus”), a person must be employed by Ixia or one of its subsidiaries as an Eligible Employee (i) for some portion of fiscal 2006, and (ii) on the date on which such bonuses are paid, unless such requirement(s) is waived in writing by the Chief Executive Officer of the Company (the “CEO”), in his sole discretion, provided, however, that any such waiver for any Executive Officer of the Company shall be required to be approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). An employee who is on an approved leave of absence from the Company during any part of fiscal 2006 will, for purposes of determining eligibility under the 2006 Bonus Plan, be treated as being employed by the Company during such leave of absence only if so determined by the CEO, in his sole discretion; provided, however, that in the case of any Executive Officer of the Company, any such determination shall be required to be made by the Compensation Committee.
B.	Annual Bonus Calculation:
The financial measures for calculating the Annual Bonuses will include bonus rates based on (i) the Company’s Annual Revenue as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and (ii) the Company’s Modified GAAP Operating Income” (as defined herein) calculated on a consolidated basis. Modified GAAP Operating Income is defined as GAAP income before income taxes, interest and other income, and excluding stock based compensation. The bonus rates based on Annual Revenues are referred to in this 2006 Bonus Plan as the “Revenue Bonus Rates.” The bonus rates based on Modified GAAP Operating Income are referred to in this 2006 Bonus Plan as the “Profit Bonus Rates.”
The amount allocated as an Annual Bonus to the “Bonus Pool” (as defined herein) in which an Eligible Employee participates will be calculated by multiplying (i) the Eligible Employee’s Qualified Earnings by (ii) the average of the Revenue and Profit Bonus Rates listed below in Tables 1 and 2, and subtracting (iii) any discretionary bonuses previously paid for fiscal 2006. Qualified Earnings are the employee’s actual paid annual earnings per his or her W-2, excluding payments for non-base compensation such as reimbursement for moving expenses, bonus payments for the current or prior year, stock option compensation, disability benefits, sign-on bonuses, vacation cash-outs, on call pay, and similar payments.
Stated mathematically, the Annual Bonus allocated to the Bonus Pool in which an Eligible Employee participates equals A * (B+C)/2 – D, where A = an Eligible Employee’s Qualified Earnings; B = the applicable Profit Bonus Rate listed in Table 1; C = the applicable Revenue Bonus Rate listed in Table 2; and D = Bonuses relating to fiscal 2006 paid previously during the year.
C.	Bonus Pools:
All Annual Bonuses so calculated, except bonuses for Executive Officers, will be pooled by functional department (e.g., Application Development, Customer Support, Finance, etc.) into a bonus pool for that department (each a “Bonus Pool”). The Vice Presidents of each department will then allocate their Bonus Pools to individual employees based on their assessment of an employee’s performance for the 2006 fiscal year.
D.	Review of Bonus Amounts:
Before payment of the Annual Bonuses, the Vice President of Human Resources and the Chief Financial Officer will review the bonus allocations for all employees for reasonableness, except for those payable to Executive Officers. If the Chief Executive Officer recommends that a proposed Annual Bonus for an Executive Officer be based on other than the formula described in Section B above, Compensation Committee approval will be required before such bonus can be paid.
E.	Determination of Annual Revenue and Modified GAAP Operating Income Targets:
The Annual Revenue and Modified GAAP Operating Income targets to be used in determining the applicable Revenue Bonus Rates and Profit Bonus Rates shall be established and approved by the Company’s Board of Directors and Compensation Committee.
F.	Bonus Participation Levels:
Table 1 – Profit Bonus Rates

% of Modified	PROFIT BONUS RATES
GAAP Operating			Non-
Income Target		Exec.	Executive
Attained	CEO	Officer	VP	Sr. Dir.	Sr. Dir.*	Director	Manager	Staff
100%	0.00%	0.00%	0.00%	12.00%	10.00%	8.00%	6.00%	4.00%
110.02%	0.00%	0.00%	0.00%	14.25%	11.88%	9.50%	7.13%	4.75%
120.04%	0.00%	0.00%	0.00%	16.50%	13.75%	11.00%	8.25%	5.50%
130.06%	20.00%	10.00%	8.00%	18.75%	15.63%	12.50%	9.38%	6.25%
140.08%	40.00%	20.00%	16.00%	21.00%	17.50%	14.00%	10.50%	7.00%
150.10%	60.00%	30.00%	24.00%	23.25%	19.38%	15.50%	11.63%	7.75%
160.12%	80.00%	40.00%	32.00%	25.50%	21.25%	17.00%	12.75%	8.50%
170.14%	100.00%	50.00%	40.00%	30.00%	25.00%	20.00%	15.00%	10.00%
180.16%	120.00%	60.00%	48.00%	32.25%	26.88%	21.50%	16.13%	10.75%
190.18%	140.00%	70.00%	56.00%	34.50%	28.75%	23.00%	17.25%	11.50%
200.19%	160.00%	80.00%	64.00%	36.75%	30.63%	24.50%	18.38%	12.25%

*	Special bonus grade for one senior director.

Table 2 – Revenue Bonus Rates

	REVENUE BONUS RATES
			Non-
% of Revenue		Exec.	Executive
Target Attained	CEO	Officer	VP	Sr. Dir.	Sr. Dir.*	Director	Manager	Staff
100%	0.00%	0.00%	0.00%	12.00%	10.00%	8.00%	6.00%	4.00%
102%	0.00%	0.00%	0.00%	14.25%	11.88%	9.50%	7.13%	4.75%
104%	0.00%	0.00%	0.00%	16.50%	13.75%	11.00%	8.25%	5.50%
106%	20.00%	10.00%	8.00%	18.75%	15.63%	12.50%	9.38%	6.25%
107%	40.00%	20.00%	16.00%	21.00%	17.50%	14.00%	10.50%	7.00%
109%	60.00%	30.00%	24.00%	23.25%	19.38%	15.50%	11.63%	7.75%
111%	80.00%	40.00%	32.00%	25.50%	21.25%	17.00%	12.75%	8.50%
113%	100.00%	50.00%	40.00%	30.00%	25.00%	20.00%	15.00%	10.00%
115%	120.00%	60.00%	48.00%	32.25%	26.88%	21.50%	16.13%	10.75%
117%	140.00%	70.00%	56.00%	34.50%	28.75%	23.00%	17.25%	11.50%
119%	160.00%	80.00%	64.00%	36.75%	30.63%	24.50%	18.38%	12.25%

*	Special bonus grade for one senior director.
For performance between the listed data points, the Bonus Rates should be interpolated in a linear manner.
G.	Discretionary Bonuses:
Discretionary bonuses may also be paid under the 2006 Bonus Plan but only if, in Management’s view, the Company is able to pay a discretionary bonus without materially adversely affecting the Company’s financial results and special circumstances exist. Consideration for such bonuses may be given for special circumstances or achievements by a division, group or individual, or the Company. The Chief Executive Officer of the Company has the authority to award discretionary bonuses to Eligible Employees other than Executive Officers, and the Compensation Committee has the authority to award discretionary bonuses to Eligible Employees who are Executive Officers, including the CEO.
*     *     *     *

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